UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2010

Assurant, Inc.

(Exact name of registrant as specified in charter)

Commission File Number: 001-31978

Delaware	13-3689915
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Chase Manhattan Plaza, 41st Floor

New York, New York 10005

(Address of principal executive offices, including zip code)

(212) 859-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 11, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Assurant, Inc. (the “Company”) adopted a form of Restricted Stock Unit Agreement for performance-based awards (the “PSU Agreement”) for use in granting awards under the Assurant, Inc. Long Term Equity Incentive Plan (the “ALTEIP”).

The PSU Agreement provides for the award of performance-based restricted stock units (“PSUs”) that vest, subject to the employee’s continued employment through the third anniversary of the grant date, on the date that the Committee determines and certifies the Company’s performance with respect to pre-established goals. The payout amount will be based upon the average of the Company’s ranked average percentile relative to an index of the Company’s peers, for each calendar year included in a three-year performance period, with respect to the following goals: growth in book value per diluted share excluding accumulated other comprehensive income1; growth in revenue and achievement of total shareholder return. Each goal is weighted equally in determining the Company’s annual ranked average percentile index performance. The percentage of PSUs that vests ranges from 0% for performance below the 25th percentile of the selected index to 150% for performance at or above the 75th percentile of the selected index, with vesting for performance that falls between the 25th and 75th percentiles to be determined by straight-line interpolation. PSUs are settled in shares of the Company’s common stock no later than 75 calendar days after the end of the performance period. Dividend equivalents are paid in cash at the time of settlement with respect to the shares earned by the participant. PSUs do not carry voting rights.

In the event of a Change of Control (as defined in the ALTEIP) during the performance period (i) prior to the first anniversary of the grant date, a number of PSUs will vest assuming a level of performance equal to the 50th percentile of the selected index or (ii) after the first anniversary of the grant date, a number of PSUs will vest assuming a level of performance equal to the greater of (A) the 50th percentile of the selected index and (B) the actual percentile of the selected index achieved, taking into account performance through the latest date preceding the date of the Change of Control as to which performance can be determined.

Upon a termination of employment (i) due to retirement, all PSUs other than those granted in the year of retirement will vest; or (ii) by the Company without cause or due to death or disability, vesting will be determined on a pro rata basis; subject, in each case, to the level of performance achieved for the performance period. Upon termination of employment for any other reason, all PSUs will be forfeited without payment.

The foregoing description is qualified in its entirety by reference to the PSU Agreement attached hereto as Exhibit 10.1 and the ALTEIP, included as Exhibit 99.1 to the Company’s Form S-8 filed with the U.S. Securities and Exchange Commission on May 15, 2008.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	Form of Assurant, Inc. Restricted Stock Unit Award Agreement for Performance-based Awards.

[1]	Book value per diluted share excluding accumulated other comprehensive income (“AOCI”), a non-GAAP measure, equals total stockholders’ equity, excluding AOCI, divided by diluted shares outstanding. The Company believes this is an important measure of stockholder value because it excludes the effect of unrealized gains and losses on investments and other comprehensive income items. The comparable GAAP measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

By:	/s/ STEPHEN W. GAUSTER
Stephen W. Gauster
Senior Vice President, Chief Corporate Counsel and Assistant Secretary

Date: March 16, 2010

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